Exhibit 10.16

AMENDMENT AND RATIFICATION

OF

CONTINUING GUARANTY

This Amendment and Ratification of Continuing Guaranty is executed as of July 11, 2005, by each of Enviroplex, Inc., a California corporation, Mobile Modular Management Corporation, a California corporation, and TRS-RenTelco Inc., a company organized under the laws of British Columbia, Canada (each, a “Guarantor”), for the benefit of the Banks under that certain Third Amended And Restated Credit Agreement dated as of May 7, 2004 (as amended, modified, and supplemented from time to time, the “Credit Agreement”), by and among McGrath RentCorp, a California corporation (the “Borrower”), such Banks and Union Bank Of California, N.A., as Agent for such Banks, in connection with certain amendments being made to the Credit Agreement.

Pursuant to the Credit Agreement, Guarantor executed and delivered to Agent that certain Continuing Guaranty dated as of May 7, 2004 or June 11, 2004 (each, a “Guaranty”). Borrower and Guarantors desire to amend the Credit Agreement in the manner set forth in that certain Amendment No. 1 to Third Amended and Restated Credit Agreement dated of even date herewith (“Amendment No. 1”). Except as otherwise expressly set forth herein, all capitalized terms shall have the meaning set forth in the Credit Agreement, as amended by Amendment No. 1. In order to induce Banks and Agent to make such amendment, each Guarantor hereby agrees as follows:

1.	Such Guarantor hereby acknowledges that the Credit Agreement is being amended as set forth in Amendment No. 1, among other things, to increase by $60 million the maximum amount available for borrowing thereunder by Borrower, for an increased maximum amount of $190 million of revolving loans.

2.	Such Guarantor (a) acknowledges it has reviewed and hereby consents to the amendment of the Credit Agreement as set forth in Amendment No. 1; (b) hereby ratifies its obligations under the Guaranty; (c) agrees that the “Principal Amount” defined in Section 2(a) of the Guaranty is hereby amended and increased to One Hundred Ninety Million Dollars ($190,000,000.00); and (c) agrees and confirms that the Guaranty shall fully apply to all Obligations (as defined in the Guaranty).

This Amendment and Ratification may be executed in any number of counterparts and by different parties on separate counterparts, including counterparts transmitted by facsimile or other electronic means, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same instrument and agreement.

IN WITNESS WHEREOF, the undersigned has executed this Amendment and Ratification of Continuing Guaranty as of the date first above written.

GUARANTORS:

Enviroplex, Inc.

By:	/s/ Thomas Sauer
Title:	Vice President & Chief Financial Officer

Mobile Modular Management Corporation

By:	/s/ Thomas Sauer
Title:	Vice President & Chief Financial Officer

TRS-RenTelco Inc.

By:	/s/ Thomas Sauer
Title:	Vice President & Chief Financial Officer